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                                                                Exhibit 13


                       [LETTERHEAD OF VAN KAMPEN MERRITT]


                                        May 1, 1986



Van Kampen Merritt Trust*
1901 North Naper Boulevard
Naperville, Illinois  60566

Dear Sirs:

        The initial $100,069 investment by Van Kampen Merritt Inc. in Van Kampen Merritt Trust will not be redeemed while any organizational expenses remain unamortized unless the proceeds of any redemption of that initial investment are reduced by their pro rata portion of any unamortized organizational expenses. These shares are purchased for investment purposes, and Van Kampen Merritt Inc. has no present intention of selling or publicly distributing these shares.

                                        Very truly yours,

                                        VAN KAMPEN MERRITT INC.

                                        By: /s/ Dennis J. McDonnell
                                           ---------------------------
                                           Senior Vice President



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* As of the date of this letter, the Registrant was known as the "Van Kampen
Merritt Trust." The Registrant has since changed its name to the "Van Kampen American Capital Trust."